     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD ABSENT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THEREOF THAT SUCH REGISTRATION HAS BEEN EFFECTED OR AN EXEMPTION THEREFROM IS AVAILABLE. TRANSFER MAY BE REFUSED IN THE ABSENCE OF SUCH OPINION.

     This Replacement Promissory Note replaces the two Promissory Notes dated April 5, 1999, payable on April 4, 2001 and April 4, 2002, respectively, issued by Aerovox, Inc. to Renko Investments B.V.

AEROVOX INCORPORATED
Replacement Promissory Note



US $255,261                                              APRIL 4, 2001

     AEROVOX INCORPORATED, a Delaware corporation (hereinafter called the "Company") for value received, hereby promises to pay to Renko Investments B.V. at Amsterdam, Strawisnkylaan 1725, 1077 XX Amsterdam (hereinafter called "Payee") the principal sum of US $255,261.00 (two hundred fifty-five thousand two hundred sixty-one dollars and 00/100, currency of the United States of America), together with all accrued but unpaid interest as follows: (i) US $64,160 (sixty-four thousand one hundred sixty) plus accrued but unpaid interest on April 4, 2002; (ii) US $64,160 (sixty-four thousand one hundred sixty) plus accrued but unpaid interest on July 4, 2002; (iii) US $64,160 (sixty-four thousand one hundred sixty) plus accrued but unpaid interest on October 4, 2002; and (iv) US $62,781 (sixty-two thousand seven hundred eighty-one) plus accrued but unpaid interest on January 4, 2003. Interest shall accrue beginning as of April 1, 2001 on the unpaid principal amount of this Note at a per annum rate of interest equal to 8.22%. Principal and interest under this Note shall be payable without setoff of any kind.

     For purposes of determining the person entitled to payment of the principal of and interest on this Note, the Company is entitled to pay the person who is the holder of this Note at the close of business on the third day (whether or not a business day) next preceding the date for such payment. All payments of principal on this Note shall be payable at the address set forth above for such holder or at such other place as such holder may from time to time in writing appoint at least 15 days before the date such payment is due upon surrender of this Note to the Company.

     This Note is transferable in whole, but not in part, without the prior written consent of the Company, upon registration in the books and records of the Company. Unless a third party is appointed by the Company, the Company shall act as Registrar and Transfer Agent with respect to this Note. Upon receipt of this Note duly endorsed for transfer, subject to compliance with the Securities Act of 1933, as amended, the Company, at its cost, shall cause this Note to be canceled and a new Note with the terms hereof to be issued to the named transferee.

     The Company may prepay all or any part of the principal amount of this Note at any time on 30 days' prior written notice to the holder hereof.

     If any one or more of the following events (each of which is herein termed an "event of default") shall happen, that is to say:

     (1) Any default shall be made by the Company in any payment in respect of principal or interest on this Note as the same shall become due, whether by acceleration or otherwise, and such default shall continue for a period of three business days;

     (2)  The Company shall be involved in financial difficulties as evidenced:

          (a) by its admitting its inability to pay its debts generally as they become due or otherwise acknowledging its insolvency;

          (b) by its filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the United States Bankruptcy Act (or similar law of the United States or any other jurisdiction which relates to the liquidation or reorganization of companies or to the modification or alteration of the rights of creditors, each such law, as from time to time in effect, being sometimes referred to as a "bankruptcy act", each as now or in the future amended) or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

          (c) by its making an assignment, or so-called trust mortgage or the like, for the benefit of its creditors or by its making a proposal to its creditors under any bankruptcy act;

          (d) by its consent to the appointment of a receiver or a trustee (or other person performing a similar function) for all or a substantial part of its property;

          (e)  by its being adjudicated bankrupt;

          (f) by the entry of a court order which shall not be vacated, set aside or stayed within 120 days form the date of entry, (i) appointing a receiver or a trustee for all or a substantial part of its property, or (ii) approving a petition filed or application made against it for, or effecting an arrangement in, bankruptcy or for a reorganization or other relief pursuant to any bankruptcy act or for any other judicial modification or alteration of the rights of creditors; or

          (g) by the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property, which custody or sequestration shall not be suspended or terminated within 120 days from its inception; or

     (3) An "event of default" shall have occurred and be continuing under any of the other Notes issued by the Company on the date hereof to Payee and any of Hobir Holding B.V., Kato Holding B.V., Bires Investments B.V., Kasri Holding B.V. and Tako Holding B.V;

then, Payee may declare the entire unpaid principal balance of the Note and all accrued and unpaid interest immediately due and payable without notice. Upon the occurrence of an event of default, Payee shall be entitled to recover from the Company, in addition to the unpaid principal balance and all accrued and unpaid interest, all costs of collection incurred by Payee including, without limitation, attorney's fees and court costs.

     An event of default shall not be deemed to be in existence for any purpose of this Note if the registered holder of this Note shall have waived such event in writing or stated in writing that the same has been cured to his reasonable satisfaction, but no such waiver shall extend to or affect any subsequent event of default or impair any of such holder's rights upon the occurrence thereof, and no such waiver shall be granted unless and until notice of any such default or notice of any event which, by the passage of time or otherwise, is expected to result in an event of default shall have been received by Payee.

     Any notice required or permitted to be given hereunder shall be deemed given if mailed, first class, postage prepaid, if to the holder, at Amsterdam, Strawisnkylaan 1725, 1077 XX Amsterdam, or if to the Company, at 167 John Vertente Blvd., New Bedford, Massachusetts 02745-1221, Attention: Chief Executive Officer, or in any case as either such person may designate to the other in writing.

     The parties hereto, including the undersigned makers and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and assent to extensions of time of payment, or forbearance or other indulgence without notice. This Note shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to conflict of law provisions. Any dispute between Payer and Payee with respect to this Note shall be resolved exclusively in accordance with the arbitration procedures set forth in Clause 8.13 of the Purchase Agreement dated as of April 5, 1999 by and between the Company and Payee.

     IN WITNESS WHEREOF, Aerovox Incorporated has caused this Note to be duly executed under its corporate seal.

                                        AEROVOX INCORPORATED


                                        By ___________________________________
(CORPORATE SEAL)                           Name:
                                           Title:

                                      -3-